EXHIBIT 10.3

TFER		Interest free if paid in full within 3 months
$275,000 PROMISSORY NOTE

FOR VALUE RECEIVED, Titan Iron Ore Corp., a Nevada corporation (the "Borrower") with at least 52,000,000 common shares issued and outstanding, promises to pay to 1114.1 Financial or its Assignees (the "Lender") the Principal Sum along with the Interest Rate and any other fees according to the terms herein. This Note will become effective only upon execution by both parties and delivery of the first payment of Consideration by the Lender (the "Effective Date").

The Principal Sum of the Note is up to $275,000 (two hundred seventy five thousand dollars) plus accrued and unpaid interest and any other fees. The total Consideration payable to Borrower hereunder is up to $247,500 (two hundred forty seven thousand five hundred dollars) payable by wire (there exists a $27,500 original issue discount (the "OID")). The Lender shall pay $75,000 of initial Consideration on the Wednesday after execution and delivery of this Note. The Lender may pay up to an additional $172,500 of Consideration to the Borrower in such amounts and at such times as both the Borrower and the Lender may mutually agree. THE PRINCIPAL SUM DUE TO LENDER SHALL BE PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY LENDER (PLUS AN APPROXIMATE 10% ORIGINAL ISSUE DISCOUNT THAT IS PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY THE LENDER AS WELL AS ANY OTHER INTEREST OR FEES) SUCH THAT THE BORROWER IS ONLY REQUIRED TO REPAY THE AMOUNT FUNDED AND THE BORROWER IS NOT REQUIRED TO REPAY ANY UNFUNDED PORTION OF THIS NOTE. See the attached Exhibit for an example. The Maturity Date is one year from the Effective Date of each payment (the "Maturity Date") and is the date upon which the Principal Sum of each separate funding under this Note, as well as any unpaid interest and other fees, shall be due and payable. The Conversion Price is the lesser of $0.07 or 60% of the average of the two lowest closing prices in the 20 trading days previous to the conversion (In the case that conversion shares are not deliverable by DWAC an additional 10% discount will apply; and if the shares are ineligible for deposit into the DTC system and only eligible for Xclearing deposit an additional 5% discount shall apply; in the case of both an additional cumulative 15% discount shall apply). Unless otherwise agreed in writing by both parties, at no time will the Lender convert any amount of the Note into common stock that would result in the Lender owning more than 4.99% of the common stock outstanding.

1.      ZERO Percent Interest for the First Three Months. The Borrower may repay any fundings made by Lender under this Note at any time on or before 90 days from the date of any such funding , after which the Borrower may not make further payments on such fundings prior to the Maturity Date of each funding without written approval from Lender. If the Borrower repays a funding under the Note on or before 90 days from the date of such funding, the Interest Rate on such funding shall be ZERO PERCENT (0%). If Borrower does not repay a funding under this Note on or before 90 days from the date of such funding, a one-time Interest charge of 12% shall be applied to that funding. Any interest payable is in addition to the OTD, and that 011) (or prorated OID, if applicable) remains payable regardless of time and manner of payment by Borrower.

2.      Conversion. The Lender has the right, at any time after 180 days from the date of any funding, at its election, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest (and, any other fees) into shares of fully paid and non-assessable shares of common stock of the Borrower as per this conversion formula: Number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price. Conversions may be delivered to Borrower by method of Lender's choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Lender. If no objection is delivered from Borrower to Lender regarding any variable or calculation of the conversion notice within 24 hours of receipt by Borrower of the conversion notice, the Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Borrower shall deliver the shares from any conversion to Lender in any name directed by Lender) within 3 (three) business days of conversion notice delivery. In lieu of delivering physical certificates representing the common stock issuable upon conversion, provided the Borrower's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Lender and its compliance with the provisions herein, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Lender by crediting the account of Lender's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The shares of common stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933 or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel at Lender's sole cost and expense (which opinion shall be reasonably acceptable to Borrower from counsel reasonably acceptable to Borrower) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) ("Rule 144"). Until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144, each certificate for shares of common stock issuable upon conversion of this Note shall bear a restrictive legend.

3.      Conversion Delays. If Borrower intentionally fails to deliver shares in accordance with the timeframe stated in Section 2, Lender, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Principal Sum with the rescinded conversion shares returned to the Borrower (under Lender's and Borrower's expectations that any returned conversion amounts will tack back to the original date of the Note). In addition, for each conversion, in the event that shares are intentionally not delivered by the fourth business day (inclusive of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the Principal Sum of the Note (under Lender's and Borrower's expectations that any penalty amounts will tack back to the original date of the Note).

AB

4.      Reservation of Shares. At all times during which this Note is convertible, the Borrower will reserve from its authorized and unissued Common Stock to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower will at all times reserve at least 5,000,000 shares of Common Stock for conversion.

5.      Intentionally left blank.

6.      Intentionally left blank.

7.      Default. The following are events of default under this Note: (i) the Borrower shall fail to pay any principal under the Note when due and payable (or payable by proper conversion) thereunder; or (ii) the Borrower shall fail to pay any interest or any other amount under the Note when due and payable (or payable by proper conversion) thereunder; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower; or (viii) the Borrower shall lose its status as "DTC Eligible" or the borrower's shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System, where the Borrower has not cured such condition within seven (7) trading days of the event; or (ix) the Borrower shall become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC, where the Borrower has not cured such delinquency within seven (7) trading days of the event.

8.      Remedies. In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Lender's election, immediately due and payable in cash at the Mandatory Default Amount. The Mandatory Default Amount means the greater of (1) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 150% of the outstanding principal amount of this Note, phis 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon. Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Lender need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and the Lender shall have all rights as a holder of the note until such time, if any, as the Lender receives full payment pursuant to this Section 8. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit Lender's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

9.      No Shorting. Lender agrees that so long as this Note from Borrower to Lender remains outstanding, Lender will not enter into or effect "short sales" of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of Borrower. Borrower acknowledges and agrees that upon delivery of a conversion notice by Lender, Lender immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

10.      Assignability. The Borrower may not assign this Note. This Note will be binding upon the Borrower and its successors and will inure to the benefit of the Lender and its successors and assigns and may be assigned by the Lender to anyone of its choosing without Borrower's  approval.

11.      Governing Law. This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

12.      Delivery of Process by Lender to Borrower. In the event of any action or proceeding by Lender against Borrower, and only by Lender against Borrower, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Lender via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Borrower at its last known attorney as set forth in its most recent SEC filing.

13.      Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

AB

14.       Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel at its sole cost and expense. Lender also has the right to have any such opinion provided by Borrower's counsel, again at the sole cost and expense of Lender.

15.       Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery. The physical and email addresses and telephone and facsimile numbers for such communications will be, in the case of the Lender:

TO BE PROVIDED PRIVATELY AT THE TIME OF CLOSING

and in the case of the Borrower:

Titan Iron Ore Corp.
1735 E. Ft. Lowell Road, Suite 9
Tucson, AZ 85719
Attention: Andrew Brodkey (abrodkey@kriyali.com)           Telephone: 520-989-0031 ext: 101

Borrower:		Lender:

/s/ Andrew Brodkey
Andrew Brodkey		JMJ Financial
Titan Iron Ore Corp.		Its Principal
President, Chief Executive Officer and Director

Date:	6-26-13	Date:

[Signature Page to $275,000 Promissory Note]

AB

Exhibit to $275,000 Promissory Note
by and between
Titan Iron Ore Corp. and JMJ Financial

The following is an example of the Principal Sum calculation:

Following the $75,000 payment of initial Consideration, the initial Principal Sum due to the Lender shall be equal to the $75,000 of initial Consideration divided by the total Consideration of $247,500 multiplied by the total Principal Sum of $275,000, which results in an initial Principal Sum due to the Lender of $83,33133.

If the Borrower does not repay the funding of the initial Consideration on or before 90 days from the date of such funding, a one-time Interest charge of 12% shall be applied to the $83,333.33 initial Principal Sum for a Principal Sum due to the Lender of $93,333.33.

AB